EXHIBIT 10.1

ICOS CORPORATION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment No. 1”) is made as of September 26, 2005 by and among ICOS Corporation, a Delaware corporation (the “Company”), ICOS Washington Corporation, a Washington corporation and wholly owned subsidiary of the Company (“ICOS WA”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”) and amends that certain Rights Agreement dated as of August 9, 2002 by and between the Company and the Rights Agent (the “Rights Agreement”). Any capitalized terms used but not specifically defined in this Amendment No. 1 shall have the meanings given those terms in the Rights Agreement.

A. Pursuant to the Agreement and Plan of Merger, dated July 22, 2005, between the Company and ICOS WA, the Company will reincorporate from the state of Delaware to the state of Washington by merging (such merger, the “Merger”) with and into ICOS WA.

B. Upon the effectiveness of the Merger, the separate existence of the Company shall cease, and the Merger will have the effects set forth in the applicable provisions of the Washington Business Corporations Act and the Delaware General Corporation Law.

C. Upon the effectiveness of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted automatically and without any further action on the part of the Company into one fully paid and nonassessable share of common stock, par value $0.01 per share, of ICOS WA (“ICOS WA Common Stock”).

D. The Company and the Rights Agent intend to amend the Rights Agreement to confirm that ICOS WA will succeed to all of the rights and obligations of the Company under the Rights Agreement and to reflect certain conforming changes in this Amendment.

E. Pursuant to and in compliance with Section 26 of the Rights Agreement, the Company directs the Rights Agent to join the Company in amending the Rights Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

1.	Succession. Upon the effectiveness of the Merger, ICOS WA will succeed to all of the rights and obligations of the Company under the Rights Agreement and replace the Company as “the Company” under the Rights Agreement and the exhibits to the Rights Agreement.

2.	Right to Purchase Preferred Stock. Upon the effectiveness of the Merger, each right (a “Delaware Right”) theretofore issued by the Company that attached to a share of Company Common Stock will be converted into a Right (a “Washington Right”) to purchase from ICOS WA one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Stock”) of ICOS WA for the purchase price of $250.00, subject to adjustment as provided in the Rights Agreement (the “Purchase Price”), such Right being attached to the share of ICOS WA Common Stock into which such share of Company Common Stock will be converted into in the Merger.

3.	References in Rights Agreement. Upon the effectiveness of the Merger, all references in the Rights Agreement and the exhibits to the Rights Agreement to Company Common Stock will become references to ICOS WA Common Stock, all references to Preferred Stock of the Company will become references to Preferred Stock of ICOS WA, all references to other securities of the Company will become references to other securities of ICOS WA, all references to Rights will be to Rights with respect to Preferred Stock of ICOS WA rather than to Rights with respect to Preferred Stock of the Company and all references to stockholders will become references to shareholders.

4.	Amendment of Certain Provisions.

a)	Upon the effectiveness of the Merger, Exhibit A shall be replaced in its entirety with the Certificate of Designation of Series A Junior Participating Preferred Stock of ICOS WA filed with the Washington Secretary of State on August 1, 2005.

b)	Upon the effectiveness of the Merger, Section 30 of the Rights Agreement is amended by substituting “Washington” for “Delaware.”

5.	Miscellaneous.

a)	This Amendment shall be governed by and construed in accordance with the laws of the state of Washington; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state.

b)	This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

c)	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, the Rights Agent and ICOS WA have caused this Amendment No. 1 to be duly executed, all as of the day and year first above written.

ICOS CORPORATION, a Delaware corporation By:

/s/ JOHN B. KLIEWER
Name:	John B. Kliewer
Title:	Vice President and General Counsel

ICOS WASHINGTON CORPORATION, a Washington corporation By:

/s/ JOHN B. KLIEWER
Name:	John B. Kliewer
Title:	Secretary and General Counsel

MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company
By:

/s/ THOMAS L. COOPER
Name:	Thomas L. Cooper
Title:	Client Relationship Executive

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